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                                                               EXHIBIT (a)(1)(H)

PRESS RELEASE

DOCUMENT SCIENCES CORPORATION SUCCESSFULLY COMPLETES TENDER OFFER FOR 6 MILLION SHARES OF ITS COMMON STOCK

     CARLSBAD, Calif. - March 27, 2001 - Document Sciences Corporation (Nasdaq:
DOCX), today announced the preliminary results for its $2.00 per share cash tender offer for 6.0 million shares of its common stock, or approximately 55 % of its outstanding common stock. The offer, which was oversubscribed, expired at 5:00 p.m., California time, on March 23, 2001.

     Based on a preliminary count, approximately 8.2 million shares were tendered and not withdrawn, of which approximately 83,000 were tendered pursuant to notices of guaranteed delivery. We will accept properly tendered shares on a pro rata basis, with a proration factor expected to be approximately 72.8%. The determination of the proration factor is subject to shares tendered pursuant to guaranteed delivery procedures. Payment for accepted shares, and return of all other tendered shares will be made next week by the depositary after the proration factor is finalized.

     As of March 23, 2001, we had approximately 10.9 million shares of common stock issued and outstanding. As a result of the offer, we expect to have approximately 4.9 million shares of common stock issued and outstanding as of the time immediately following payment for the accepted shares. In addition, we presently anticipate exercising our option to purchase additional shares of our common stock from Xerox at $2.00 per share to reduce its ownership to 19.9% of our outstanding common stock.

     For additional information, call MalCon Proxy Advisors, Inc., our information agent for this tender offer, at 1-800-475-9320.

INFORMATION ABOUT DOCUMENT SCIENCES

     Document Sciences Corporation develops and markets software solutions that enable an enterprise to better communicate with their customers, through both Automated Personal Portals on the web and high-quality personalized documents that can be printed, viewed on demand, or distributed electronically in high volume. Approximately 600 customers worldwide use Document Sciences' products in insurance; banking and financial services; managed-care; telecommunications; utilities; and commercial print service bureaus. Customers include more than 60 Fortune 500 companies. Based in Carlsbad, California, with regional locations across the U.S. and a European subsidiary in Paris, France, the Company also markets its products in Australia, New Zealand, Brazil, Argentina and Chile. For more information about Document Sciences Corporation, visit www.docscience.com.

     This press release contains certain forward-looking statements, including statements made with respect to the commencement of and the potential terms of the proposed self-tender offer. Words such as "plan," "will," "anticipate," "intend," "increasing," "pursue," "provide," "begin," "should," "would," "focus," "believe," "expect," "continue," and "plan," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this press release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (i) calculation of the proration factor or exercise of the option to purchase additional shares from Xerox Corporation; (ii) changes in our stock price; (iii) changes in our operating results; (iv) the market for document automation software; (v) continued expansion of our professional services; (vi) market acceptance of our existing products and introduction of new products and enhancements to existing products;
(vii) maintaining our relationships with Xerox; and/or (viii) changes in general economic and business conditions. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the headings "Purpose of the Offer; Certain Effects of the Offer;" and "Forward-Looking Information" in our Schedule TO filed with the Securities & Exchange Commission on February 16, 2001;" and under the heading "Risk Factors" in our Form 10-K for its fiscal year ended December 31, 1999 and Form 10-Q for the quarterly period ended September 30, 2000.